Exhibit 4.39

INVESTORS’ RIGHTS AGREEMENT

by and among

EROS INTERNATIONAL PLC,

EROS FOUNDER GROUP,

AND

THE OTHER PARTIES NAMED HEREIN

Dated as of [__________], 2020

i

ii

investors’ rights AGREEMENT

This INVESTORS’ RIGHTS AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is made as of [____], 2020, by and among (i) Eros International Plc, an Isle of Man public company limited by shares (the “Company”); (ii) the Eros Founder Group; and (iii) each of the Persons set forth on Schedule 1 attached hereto (collectively, the “New Investors” and together with each member of the Eros Founder Group, the “Investors” and each, an “Investor”); provided that each Minority New Investor (as defined below) has executed this Agreement only in respect of, and shall only be bound by the obligations, and entitled to the benefit of the rights, arising under Article I, Article II, Section 3.4 (to the extent applicable by its terms to such Minority New Investor), Article V, Article VI and Article VII hereof.

WHEREAS, in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of April 17, 2020, by and among the Company, England Holdings 2, Inc., a Delaware corporation (“England Holdings 2”), an indirect wholly owned Subsidiary of the Company, England Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of England Holdings 2 and indirect wholly owned Subsidiary of the Company, and STX Filmworks, Inc., a Delaware corporation (as may be amended, restated, supplemented and/or otherwise modified from time to time, the “Merger Agreement”), the parties hereto have agreed to enter into this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“A Ordinary Shares” means the A ordinary shares of the Company, par value £0.30 per share.

“Affiliate” means (i) with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person, (ii) with respect to any Person that is a natural person, any Member of the Immediate Family of such natural person and (iii) with respect to any New Investor, any affiliated investment fund of such New Investor or of any of its Affiliates. The term “control,” as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes hereof, none of the Investors, the Company, or any of their respective Subsidiaries shall be considered Affiliates of any portfolio company (or Subsidiary thereof) in which the Investors or any of their or their Affiliates’ respective affiliated investment funds have made a debt or equity investment, and no Investor or any of its Affiliates shall be considered an Affiliate of (a) the Company or any of its Subsidiaries or (b) any other Investor or their respective Affiliates.

“Aggregate Investor Voting Percentage” means, as of any determination date with respect to any one or more Investors, a fraction (expressed as a percentage), with the numerator being the aggregate number of votes with respect to the Shares beneficially owned by such Investor(s) and its (or their) Affiliates, and the denominator of which is the aggregate number of votes with respect to all Shares then outstanding; provided that, whenever a reference to the Aggregate Investor Voting Percentage of any Person or Persons is accompanied by the phrase “(giving effect to the CVRs),” then the number of Shares beneficially owned by such Person or Persons shall be deemed to include the A Ordinary Shares issuable pursuant to CVRs held by such Person or Person as of the applicable time of determination and the number of Shares outstanding shall be deemed to include all Merger Consideration CVR Shares to the extent not already issued and allotted to the holders of CVRs.

“Agreement” has the meaning set forth in the Preamble.

“Audit Committee” has the meaning set forth in Section 3.3(a).

“B Ordinary Share” means B ordinary shares of the Company, par value £0.30 per share.

“beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however, that no Investor shall be deemed to beneficially own any securities of the Company held by any other Investor solely by virtue of the provisions of this Agreement (other than this definition which shall be deemed to be read for this purpose without the proviso hereto); provided, further, that whenever a reference to any Person’s or Persons’ beneficial ownership of Shares is accompanied by the phrase “(giving effect to the CVRs),” then the number of Shares beneficially owned by such Person or Persons shall be deemed to include the A Ordinary Shares that would be issuable pursuant to CVRs held by such Person or Persons as of the applicable time of determination under the terms of the applicable CVR Agreement.

“Board” means the Board of Directors of the Company.

“CFC” has the meaning set forth in set forth in Section 6.4(a).

“Change in Control” means any transaction or series of related transactions (whether by merger, consolidation, recapitalization, liquidation or sale or transfer of Shares or assets (including equity securities of the Subsidiaries) or otherwise) as a result of which any Person or group, within the meaning of Section 13(d)(3) of the Exchange Act (other than members of the Eros Founder Group and their respective Affiliates), obtains or would obtain ownership, directly or indirectly, of (i) Shares that represent more than 50% of the total voting power of the outstanding capital stock of the Company or applicable successor entity or (ii) all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Class E CVR Agreement” has the meaning set forth in the Merger Agreement.

“Code” has the meaning set forth in Section 6.4(a).

“Company” has the meaning set forth in the Preamble, except that, as used in Section 6.4, “Company” shall have the meaning set forth in Section 6.4(a).

“Company Articles” means the Amended and Restated Articles of Association of the Company, as may be amended, supplemented or otherwise modified from time to time.

“CVRs” has the meaning ascribed to such term in the Merger Agreement.

“CVR Agreement” has the meaning ascribed to such term in the Merger Agreement.

“Director” means any of the individuals elected or appointed to serve on the Board as a director of the Company.

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Effective Time Equity” means, with respect to any one or more Investors, the number of Shares beneficially owned by such Investor(s) as of immediately following the Effective Time (subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like); provided that, with respect to any New Investor, solely for purposes of this definition, the Shares beneficially owned by such New Investor shall be deemed to include all Merger Consideration CVR Shares underlying CVRs held by such New Investor, calculated as of the Settlement Date; provided further, that with respect to the Eros Founder Group, solely for purposes of this definition, the Shares beneficially owned by the Eros Founder Group shall not include any Shares underlying, or issuable pursuant to, any equity awards granted to members of the Eros Founder Group as compensation at or as of immediately following the Effective Time.

“EIML” means Eros International Media Ltd.

“EIML Committee” has the meaning set forth in Section 3.3(c).

“Equity Securities” means, with respect to the Company, (i) Shares, (ii) obligations, evidences of indebtedness or other securities or interests, in each case that are convertible or exchangeable into Shares, (iii) warrants, options or other rights to purchase or otherwise acquire Shares, (iv) any capital stock of the Company issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (i) through (iii) above, or (v) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) through (iv) above by way of share dividend or shares split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization. As to any particular securities constituting Shares, such securities will cease to be Shares when they have been (1) effectively registered under the 1933 Securities Act and disposed of in accordance with the registration statement or prospectus covering them, (2) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the 1933 Securities Act (or any similar or equivalent provision then in force), or (3) repurchased or otherwise acquired by the Company.

“Eros Designated Directors” has the meaning ascribed in the Merger Agreement.

“Eros Founder Group” means, collectively, (i) Eros Ventures Limited; (ii) Beech Investments Limited; (iii) the trustees for the time being of the Ganges Trust; (iv) Kishore Lulla and his estate, guardian, or conservator; (v) the other descendants of Arjan Lulla and their respective estates, guardians or conservators; (vi) the trustees, solely in their respective capacities as such, of any Family Trust; and (vii) any custodian or bare nominee for any person within (i) – (vi) inclusive and any of their respective Affiliates who beneficially own Shares from time to time. Any determination, appointment, designation, consent or approval to be made, given or withheld by the Eros Founder Group in its capacity as such under this Agreement shall be made, given or withheld by Kishore Lulla or such other Person(s) as may be designated by Kishore Lulla in writing from time to time.

“Eros Nominee” has the meaning set forth in Section 3.2(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Family Trust” means any trust the sole beneficiaries of which are (i) Kishore Lulla, his spouse, any of their descendants, spouses of any descendants and their respective estates, guardians, or conservators or (ii) the other descendants of Arjan Lulla and their respective estates, guardians or conservators.

“FCPA” has the meaning set forth in Section 6.5(c).

“Hony Investor” means, collectively, Great Mission International Limited, Marco Alliance Limited, and their respective Affiliates.  Any determination, appointment, designation, consent or approval to be made, given or withheld by the Hony Investor in its capacity as such under this Agreement shall be made, given or withheld by Marco Alliance Limited or such other Person(s) as may be designated by Marco Alliance Limited in writing from time to time.

“Hony Nominee” has the meaning set forth in Section 3.1(a).

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board (which includes standards and interpretations approved by the International Accounting Standards Board and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time.

“Indemnified Liabilities” has the meaning set forth in Section 6.1.

“Indemnified Party” has the meaning set forth in Section 6.1.

“Indemnitees” has the meaning set forth in Section 6.1.

“Independent Committee” has the meaning set forth in Section 3.3(b).

“Independent Director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board and as of any other date on which the determination is being made, as an “Independent Director” under Rule 10A-3 under the Exchange Act, as well as any other requirement of the U.S. securities laws or the listing standards of a U.S. national securities exchange that is then applicable to the Company, as determined by the Board.

“Investors” has the meaning set forth in the Preamble.

“Investors Registration Rights Agreement” has the meaning set forth in Section 5.1.

“Law,” with respect to any Person, means (a) all provisions of all laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any governmental authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and (b) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Liberty Investor” means, collectively, Liberty Global Incorporated Limited and its Affiliates. Any determination, appointment, designation, consent or approval to be made, given or withheld by the Liberty Investor in its capacity as such under this Agreement shall be made, given or withheld by Liberty Global Incorporated Limited or such other Person(s) as may be designated by Liberty Global Incorporated Limited in writing from time to time.

“Members of the Immediate Family” means, with respect to any natural person, (i) each spouse or child or other descendants of such person, (ii) each trust created solely for the benefit of one or more persons referred to in clause (i) and any of their respective spouses, and (iii) each custodian or guardian of any property of any person referred to in clauses (i) or (ii) in such custodian’s or guardian’s capacity as such.

“Merger Consideration CVR Shares” has the meaning ascribed to such term in the Class E CVR Agreement.

“Minority New Investor” means Liberty Global Incorporated Limited.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are permitted by Law and within such party’s control) necessary to cause such result, including (i) voting or providing a written resolution or proxy with respect to the Shares, (ii) causing the adoption of shareholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating Committee” has the meaning set forth in Section 3.3(a).

“Observer” has the meaning set forth in Section 3.4.

“Organizational Documents” has the meaning set forth in Section 4.3(a).

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

“PFIC” has the meaning set forth in Section 6.4(b).

“Proprietary Information” has the meaning set forth in Section 6.3.

“Public Offering” means any public offering and sale of equity securities of the Company or any successor to the Company for cash pursuant to an effective registration statement (other than on Form F-4, F-8 or a comparable form) under the Securities Act.

“Remuneration Committee” has the meaning set forth in Section 3.3(a).

“Representatives” has the meaning set forth in Section 6.3(i).

“Rule 144” means Rule 144 under the Securities Act (or any successor rule or regulation).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Settlement Date” has the meaning ascribed to such term in the Class E CVR Agreement.

“Shareholder” means each member of the Eros Founder Group and each of the New Investors and their respective Affiliates, in each case so long as such Person owns Shares.

“Shares” means, collectively, A Ordinary Shares and B Ordinary Shares, of the Company, and any securities into which such shares shall have been changed or any securities resulting from any reclassification or recapitalization of such shares.

“Stock Exchange” means the New York Stock Exchange or other national securities exchange or interdealer quotation system on which the Shares are at any time listed or quoted.

“STX Designated Directors” has the meaning ascribed in the Merger Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (a) more than fifty percent (50%) of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than fifty percent (50%) of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest in such entity.

“Transfer” means, with respect to any Shares, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Shares, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law. “Transferred”, “Transferring” and “Transferee” shall each have a correlative meaning to the term “Transfer.”

Section 1.2 General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. Except as otherwise set forth herein, Shares underlying unexercised options that have been issued by the Company shall not be deemed “outstanding” for any purposes in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

Article II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants to the Company, and each other Investor that on the date hereof:

(a)       This Agreement has been duly authorized, executed and delivered by such Investor and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(b)       The execution, delivery and performance by such Investor of this Agreement and the agreements contemplated hereby and the consummation by such Investor of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both: (i) violate the provisions of any Law, rule or regulation applicable to such Investor or his, her or its properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to such Investor or his, her or its properties or assets; or (iii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which such Investor is a party or by which such Investor or his, her or its properties or assets are bound.

(c)       Such Investor understands that the Shares may not be sold, Transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, Shares must be held indefinitely.

Section 2.2 Entitlement of the Company and the Investors to Rely on Representations and Warranties. The representations and warranties contained in Section 2.1 may be relied upon by the Company, and by the other Investors, in connection with the entering into of this Agreement. Without limiting the foregoing, each Investor agrees to give the Company prompt written notice in the event that any representation of such Investor contained in Section 2.1 ceases to be true at any time following the date hereof.

Section 2.3 Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that as of the date of this Agreement:

(a)       It is a company limited by shares duly organized, validly existing and in good standing under the laws of the Isle of Man, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

(b)       This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).

(c)       The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate any provision of Law, rule or regulation applicable to the Company or its properties or assets, (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Company or its properties or assets or (iii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Company is a party or by which it or its properties or assets are bound.

(d)       The Company does not engage in the design, fabrication, development, testing, production or manufacture of critical technologies within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

Article III

MANAGEMENT

Section 3.1 Board Representation Rights of the Hony Investor. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 3.1 constitute an agreement between the Company, on the one hand, and the Hony Investor, on the other hand, and shall not constitute an agreement to which any other Investor is bound; provided that this Section 3.1 shall not be amended in any manner that has a material and disproportionate effect on the Eros Founder Group vis-à-vis the New Investors without the written consent of the Eros Founder Group.

(a)       Nomination Right. From the Effective Time until the earlier of (i) the third (3rd) anniversary of the Effective Time or (ii) the first such time after the Settlement Date that the Hony Investor ceases to beneficially own (giving effect to the CVRs) 50% of its Effective Time Equity, the Hony Investor shall have the right to nominate up to four (4) Directors (each a “Hony Nominee”), and the number of directorships constituting the full Board shall not exceed nine (9) without the approval of the Hony Investor; provided that at all times at least one (1) of the Hony Nominees shall be (or, if not yet serving on the Board as a Director, shall if elected qualify as) an Independent Director. The Hony Investor may elect to terminate or suspend such nomination right by written notice to the Company at any time. As of the Effective Time, the four Hony Nominees shall initially be the four STX Designated Directors. Whenever the Board is divided into classes of Directors serving staggered terms, unless the Hony Investor otherwise consents in writing, the Hony Nominees shall be allocated among such classes as nearly equal as possible; provided that the allocation of the STX Designated Directors to their respective classes as of the Effective Time in the manner set forth in the Merger Agreement shall be deemed to satisfy this sentence with respect to such Hony Nominees.

(b)       Company Assurances. The Company shall (and shall cause its Subsidiaries to) cooperate in facilitating the nomination rights described in Section 3.1(a), including (i) taking all Necessary Action to nominate each Hony Nominee as part of the slate that is included in any proxy statement (or similar document) of the Company in respect of any meeting of shareholders at which Directors are to be elected (other than, if applicable, when no Hony Nominee is allocated to the class of Directors to be elected at such meeting), (ii) providing the highest level of support for the election of each such Hony Nominee as the Company provides to any other individual standing for election as a Director as part of the Company’s slate of nominees, (iii) not nominating for any election a number of Directors (inclusive of Hony Nominees standing for election) that exceeds the number of directorships to be elected in such election and (iv) not (x) soliciting proxies or participating in a solicitation or (y) knowingly assisting, cooperating with, or encouraging any Person in any effort or attempt, in either case, reasonably likely to interfere with the election of a Hony Nominee as a Director.

(c)       Vacancies. If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Director who was a Hony Nominee and the Hony Investor would be entitled to nominate a Hony Nominee in respect of such vacancy as of suchtime, then the Hony Investor shall, to the fullest extent permitted by applicable Law, have the exclusive right to nominate a replacement to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, Director’s term, and the Company shall take all Necessary Action to cause such replacement to be appointed to the Board as a Director (at which point such replacement shall attain the status of a Hony Nominee for all other purposes of this Section 3.1).

(d)       Committees. For so long as the Hony Investor has the right to nominate Hony Nominees pursuant to Section 3.1(a), the Company shall take all Necessary Action to appoint (i) two (2) Hony Nominees (at least one of whom must be an Independent Director) to each of the Audit Committee and Nominating Committee, and the number of Directors serving on either such committee shall be four (4) without the prior approval of the Hony Investor and (ii) one (1) Hony Nominee to the Remuneration Committee, and the number of Directors serving on such committee shall not exceed three (3) without the prior approval of the Hony Investor.

(e)       Actions Requiring Board Approval. From the Effective Time until the earlier of (x) the third (3rd) anniversary of the Effective Time or (y) the first such time after the Settlement Date that the Hony Investor ceases to beneficially own (giving effect to the CVRs) 50% of its Effective Time Equity, the following actions by the Company or any of its Subsidiaries shall require the approval of the majority of the Board, including at least one (1) Hony Nominee:

(i)       Hiring or terminating the chief executive officer, chief financial officer or president (including any co-president) of the Company.

(f)       Indemnification Agreement. The Company and its Subsidiaries shall enter into customary director and officer indemnification agreements with each Hony Nominee elected or appointed to serve on the Board as a Director. Such customary indemnification agreements shall be in a form to be mutually agreed by the Company and the Hony Investor prior to the Effective Time, and each of the Company and the Hony Investor shall negotiate in good faith with respect to such form prior to the Effective Time.

Section 3.2 Board Representation Rights of the Eros Founder Group. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 3.2 constitute an agreement between the Company, on the one hand, and the Eros Founder Group, on the other hand, and shall not constitute an agreement to which any other Investor is bound; provided that this Section 3.2 shall not be amended in any manner that has a material and disproportionate effect on the New Investors vis-à-vis the Eros Founder Group without the written consent of New Investors that beneficially own (giving effect to the CVRs) a majority of the voting power of the Shares beneficially owned (giving effect to the CVRs) by all New Investors in the aggregate.

(a)       Nomination Right. From the Effective Time until the earlier of (i) the third (3rd) anniversary of the Effective Time or (ii) the first such time that the Eros Founder Group ceases to beneficially own 50% of its Effective Time Equity, the Eros Founder Group shall have the right to nominate four (4) Directors (each, an “Eros Nominee”), and the number of directorships constituting the full Board shall not exceed nine (9) without the approval of the Eros Founder Group; provided that at all times at least one (1) of the Eros Nominees shall be (or, if not yet serving on the Board as a Director, shall if elected qualify as) an Independent Director. As of the Effective Time, the four Eros Nominees shall initially be the four Eros Designated Directors. Whenever the Board is divided into classes of Directors serving staggered terms, unless the Eros Founder Group otherwise consents in writing, the Eros Nominees shall be allocated among such classes as nearly equal as possible; provided that the allocation of the Eros Designated Directors to their respective classes as of the Effective Time in the manner set forth in the Merger Agreement shall be deemed to satisfy this sentence with respect to such Eros Nominees.

(b)       Company Assurances. The Company shall (and shall cause its Subsidiaries to) cooperate in facilitating the nomination rights described in Section 3.2(a), including (i) taking all Necessary Action to nominate each Eros Nominee as part of the slate that is included in any proxy statement (or similar document) of the Company in respect of any meeting of shareholders at which Directors are to be elected (other than, if applicable, when no Eros Nominee is allocated to the class of Directors to be elected at such meeting), (ii) providing the highest level of support for the election of each such Eros Nominee as the Company provides to any other individual standing for election as a Director as part of the Company’s slate of nominees, (iii) not nominating for any election a number of Directors (inclusive of Eros Nominees standing for election) that exceeds the number of directorships to be elected in such election and (iv) not (x) soliciting proxies or participating in a solicitation or (y) knowingly assisting, cooperating with, or encouraging any Person in any effort or attempt, in either case, reasonably likely to interfere with the election of an Eros Nominee as a Director.

(c)       Vacancies. If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Director who was an Eros Nominee and the Eros Founder Group would be entitled to nominate an Eros Nominee in respect of such vacancy as of such time, then the Eros Founder Group shall, to the fullest extent permitted by applicable Law, have the exclusive right to nominate a replacement to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, Director’s term, and the Company shall take all Necessary Action to cause such replacement to be appointed to the Board as a Director (at which point such replacement shall attain the status of an Eros Nominee for all other purposes of this Section 3.2).

(d)       Committees. For so long as the Eros Founder Group has the right to nominate Eros Nominees pursuant to Section 3.2(a), the Company shall take all Necessary Action to appoint (i) two (2) Eros Nominees (at least one of whom must be an Independent Director) to each of the Audit Committee and Nominating Committee, and the number of Directors serving on either such committee shall not exceed four (4) without the prior approval of the Eros Founder Group and (ii) one (1) Eros Nominee to the Remuneration Committee, and the number of Directors serving on such committee shall not exceed three (3) without the prior approval of the Eros Founder Group.

(e)       Actions Requiring Board Approval. From the Effective Time until the earlier of (x) the third (3rd) anniversary of the Effective Time or (y) the first such time that the Eros Founder Group ceases to beneficially own 50% of its Effective Time Equity, the following actions by the Company or any of its Subsidiaries shall require the approval of the majority of the Board, including at least one (1) Eros Nominee that is not an Independent Director:

(i)       Entering into or effecting a Change in Control.

(ii)       Initiating a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary of that Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act.

(iii)       Making any material change in the nature of the business conducted by the Company and its Subsidiaries.

(iv)       Hiring or terminating the chief executive officer, chief financial officer or president (including any co-president) of the Company.

(v)       Adopting the annual business plan (including operating budget) of the Company and its Subsidiaries.

(f)       Chairman Emeritus. If Kishore Lulla ceases to serve as a Director, he shall thereafter hold the title of Chairman Emeritus of the Board until his death, retirement or resignation. The Chairman Emeritus shall be entitled to attend meetings of the Board but shall not have any authority to vote at such meetings or otherwise to take any action binding on the Board or the Company in his capacity as Chairman Emeritus, except to the extent such authority is specifically delegated to him by the then-serving Board in compliance with the Company Articles and applicable Law.

Section 3.3 Committees of the Board.

(a)       The Company shall establish and maintain an audit committee of the Board (the “Audit Committee”), a nominating and governance committee of the Board (the “Nominating Committee”), a remuneration committee of the Board (the “Remuneration Committee”) and such other Board committees as the Board deems appropriate from time to time or as may be required by applicable law or the Stock Exchange rules. The committees shall have such duties and responsibilities as are customary for such committees, subject to the provisions of this Agreement. In the event of a tie vote on any matter before the Audit Committee or Nominating Committee the Company shall take all Necessary Action so that the Independent Director(s) then serving on such committee shall be entitled to cast a tie-breaking vote. The initial composition of the Audit Committee, Nominating Committee and Remuneration Committee at the Effective Time shall be as set forth in the following clauses (i)-(iii) until thereafter modified by action of the Board (upon the recommendation of the Nominating Committee):

(i)       The Audit Committee shall initially consist of [●], [●], [●] and [●].

(ii)       The Nominating Committee shall initially consist of [●], [●], [●] and [●].

(iii)       The Remuneration Committee shall initially consist of [●], [●] and [●].

(b)       The Company shall establish and maintain an independent committee of the Board (the “Independent Committee”) to review and approve certain actions by the Company and its Subsidiaries. The Independent Committee shall consist entirely of each of the Independent Directors that are disinterested and independent with respect to the matter in question (it being acknowledged that a Director may qualify as an Independent Director hereunder for general purposes but lack independence with respect to a particular transaction or the parties interested therein); provided that, if an Independent Director previously appointed to the Independent Committee is interested or lacks independence with respect to a particular matter, it shall not be necessary to remove such Independent Director from the Independent Committee so long as such Independent Director recuses himself or herself from all discussions, deliberations and approvals with respect to such matter, and in such case all references herein to approval by a majority of the members of the Independent Committee or similar phrasing shall be deemed to refer to approval by a majority of the members of the Independent Committee other than such recused Independent Directors. The Independent Committee shall meet as needed, may confer and consult with the Board as the Independent Committee deems necessary or appropriate to fulfill its duties and obligations, and shall report its findings and decisions to the Board reasonably promptly as determined by the Independent Committee to be appropriate to fulfill its duties and obligations and, if applicable, taking into account the confidentiality of its deliberations pending final determination on any matter under consideration.

(c)       The Company shall establish and maintain a committee of the Board (the “EIML Committee”) to review and approve all actions by the Company and its Subsidiaries with respect to EIML. The EIML Committee shall consist only of Directors who are Eros Nominees and who are not Independent Directors and shall include Kishore Lulla for so long as he serves as a Director. The EIML Committee shall have full and exclusive power and authority to take or cause to be taken, on behalf of the Company and in its name, any and all actions and decisions required or permitted to be taken by the Company in respect of EIML, and any and all actions taken by the Company and its Subsidiaries with respect to EIML shall require the prior written consent of a majority of the members of the EIML Committee (including Kishore Lulla for so long as he serves as a Director). Such actions include, without limitation, the voting or disposition of any shares of capital stock or other ownership interests of EIML held by the Company or any of its Subsidiaries from time to time; the nomination, appointment and/or election of the directors and officers of EIML; and any decisions regarding changes in the management personnel of EIML. Notwithstanding the foregoing, (x) any provision of the Company Articles or this Agreement that requires the additional approval of the Independent Committee or any or certain holders of Shares with respect to agreements or transactions between the Company or any of its Subsidiaries, on the one hand, and any member of the Eros Founder Group from time to time, on the other hand, shall continue to apply to the extent of such provisions’ respective terms with respect to agreements or transactions between EIML, on the one hand, and any member of the Eros Founder Group from time to time, on the other hand and (y) the EIML Committee shall not take or cause or permit to be taken, or agree or commit to take, any of the following actions without, in each case, the prior approval of Directors comprising a majority of the full Board:

(i)       Liquidating, dissolving or winding up the affairs of EIML, or effecting any merger or consolidation of EIML.

(ii)       Amending, altering or repealing any provision of the organizational documents of EIML if such amendment, alteration or repeal would adversely affect the rights of the Shareholders other than the Eros Founder Group, unless such amendment, alteration or repeal would adversely affect the rights of the Eros Founder Group in the same manner.

(iii)       Creating or issuing any equity security of, or security convertible into or exchangeable or exercisable for, equity securities of EIML.

(iv)       Redeeming any equity security of, or security convertible into or exchangeable or exercisable for, equity securities of EIML.

(v)       Incurring any indebtedness for borrowed money of EIML in excess of $100 million.

(vi)       Selling, leasing or otherwise disposing of all or substantially all of the assets of EIML in one or a series of transactions.

Section 3.4 Board Observer Rights of the Liberty Investor. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 3.4 constitute an agreement between the Company, on the one hand, and the Liberty Investor, on the other hand, and shall not constitute an agreement to which any other Investor is bound. From the Effective Time until the earlier of (x) the third (3rd) anniversary of the Effective Time or (y) the first such time after the Settlement Date that the Liberty Investor ceases to beneficially own (giving effect to the CVRs) at least 50% of its Effective Time Equity, the Company agrees that the Liberty Investor shall have the right, but not the obligation, from time to time in the Liberty Investor’s sole discretion, to appoint one (1) person (an “Observer”) to serve as a non-voting observer of the Board. Subject to the immediately following sentence, whenever the Liberty Investor has the right, and exercises its right, to appoint an Observer pursuant to the preceding sentence, the Company shall (a) invite such Observer to attend all meetings of the Board in a nonvoting observer capacity and (b) provide such Observer, as, if and when distributed generally to the Independent Directors, copies of all meeting notices, meeting minutes, written resolutions executed by the Board, and other materials prepared for consideration at any meeting of the Board; provided that, as a condition to the Company’s obligations under this sentence, such Observer shall agree (in writing, if so requested by the Company) to hold in confidence and trust and to act in a fiduciary manner with respect to all Proprietary Information. Notwithstanding the immediately prior sentence, the Company shall have the right to exclude an Observer from access to any material or meeting, or portion of either thereof, if the Company reasonably determines in good faith (i) that there exists actual adversity between the interests of the Liberty Investor, on the one hand, and the Company, on the other hand, with respect to the matters from which the Observer is to be excluded or (ii) with the advice of counsel that such exclusion is necessary to preserve attorney-client, work product or similar privilege or to comply with the terms and conditions of confidentiality agreements with third parties or applicable Law; provided that any such exclusion shall be limited to only the portion of the materials or meetings, as applicable, which gives rise to such reason for exclusion. The Company agrees and acknowledges that any Observer may share with the Liberty Investor any Proprietary Information such Observer obtains in its capacity as such; provided that the Liberty Investor shall be bound by Section 6.3 with respect thereto. The Company also agrees and acknowledges that the Liberty Investor shall not have any rights under this Section 3.4 (or access to any material nonpublic information of the Company pursuant to this Section 3.4) unless and until the Liberty Investor affirmatively appoints an Observer in writing.

Article IV

MINORITY PROTECTIONS

Section 4.1 Restrictions on Certain Actions of the Eros Founder Group.

(a)       In each election of Directors at a time when the Eros Founder Group has the right to nominate Eros Nominees pursuant to Section 3.2(a), each member of the Eros Founder Group shall (i) have the right to vote its Shares in its sole discretion with respect to the election of such Eros Nominees and (ii) with respect to all other directorships to be elected in such election, vote its Shares proportionately to the vote of all holders of Shares who are not members of the Eros Founder Group; provided that, for purposes of determining any such proportional vote prior to the Settlement Date, the Merger Consideration CVR Shares shall be deemed to be outstanding A Ordinary Shares and to have been voted in accordance with the consents of holders of CVRs required by Section 4.3(c).

(b)       During the period from the date of this Agreement until the third (3rd) anniversary of the Effective Time, no member of the Eros Founder Group shall, without the prior approval of the Independent Committee, acquire beneficial ownership of any Equity Security of the Company or convert any of its A Ordinary Shares into B Ordinary Shares pursuant to the Company Articles if, as a result thereof, the members of the Eros Founder Group would, in the aggregate, beneficially own a majority of the voting power of the then outstanding Shares (treating all Equity Securities beneficially owned by any member of the Eros Founder Group and that are not Shares as if converted, exchanged or exercised for the Shares underlying such Equity Securities (but, for clarity, not assuming any voluntary conversion of any such underlying A Ordinary Shares to B Ordinary Shares except to the extent notice of such conversion has been delivered by a member of the Eros Founder Group in accordance with the Company Articles)).

Section 4.2 Amended Articles. Unless effected prior to the Effective Time, (a) the Company shall take all Necessary Action to cause the Company Articles to be amended in the form attached to the Merger Agreement as Exhibit J thereto (the “Amended Articles”) and (b) each Investor that is not a Minority New Investor hereby agrees that it shall take all Necessary Action to vote or cause to be voted all Shares it has the power to vote or cause the voting of in favor of the approval of the Amended Articles, whether at any meeting at which a resolution to approve the Amended Articles is submitted to the shareholders of the Company or by consenting in writing to any such resolution in lieu of a meeting, as applicable. For avoidance of doubt, the foregoing covenants shall remain in full force and effect notwithstanding any failure of the Company to obtain the requisite approval of the holders of Shares at any meeting of shareholders or pursuant to any publicly or privately made consent solicitation.

Section 4.3 Consent Rights Pending Effectiveness of the Amended Articles. The provisions of this Section 4.3 shall apply prior to the effectiveness of the Amended Articles, but at no time thereafter.

(a)       The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any of the following actions without the prior approval of the holders of a majority of the outstanding A Ordinary Shares:

(i)       amending, supplementing or otherwise modifying the provisions of this Article IV;

(ii)       amending, supplementing or otherwise modifying (whether by merger or otherwise) the Company’s Memorandum of Association or the Company Articles (collectively, the “Organizational Documents”) in a manner that would affect the relative rights of holders of B Ordinary Shares vis-à-vis holders of A Ordinary Shares, except to adopt the Amended Articles;

(iii)       entering into any agreement or effecting any transaction or series of related transactions providing for consideration to the holders of B Ordinary Shares that is in a different amount or form per share than the consideration provided to the holders of A Ordinary Shares in such transaction;

(iv)       any action that would have the effect of increasing the relative voting power of the then outstanding B Ordinary Shares vis-à-vis the then outstanding A Ordinary Shares; provided that, for avoidance of doubt, this Section 4.3(a)(iv) expressly does not include the acquisition by the Eros Founder Group of additional A Ordinary Shares from time to time (but, if such Shares are acquired directly from the Company or any of its Subsidiaries, such acquisition shall be subject to Section 4.3 (a)(vi)) and/or the conversion from time to time of any A Ordinary Shares then held by the Eros Founder Group into B Ordinary Shares (but any such conversion remaining subject to Section 4.1(b));

(v)       issuing additional B Ordinary Shares (other than upon conversion of A Ordinary Shares, but any such conversion remaining subject to Section 4.1(b)) to any member of the Eros Founder Group;

(vi)       entering into any agreement or amending any existing agreement or effecting any transaction or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any member of the Eros Founder Group from time to time, on the other hand, except for (A) awards of equity-based compensation approved by the Remuneration Committee and granted in the ordinary course of business to members of the Eros Founder Group who are also members of the Company’s senior management, (B) arms’ length transactions the material terms of which are approved in advance by the Independent Committee and (C) any agreements or arrangements existing on the date hereof, the material terms of which are publicly disclosed in the Eros Filed SEC Documents (as defined in the Merger Agreement) prior to the date hereof; or

(vii)       agreeing or otherwise committing (whether or not in writing) to take any of the foregoing.

(b)       The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any of the following actions without the prior approval of the majority of the members of the Independent Committee:

(i)       amending, supplementing or otherwise modifying (whether by merger or otherwise) any Organizational Document in a manner that would affect the relative rights of holders of B Ordinary Shares vis-à-vis holders of A Ordinary Shares, except to adopt the Amended Articles;

(ii)       entering into any agreement or effecting any transaction or series of related transactions providing for consideration to the holders of B Ordinary Shares that is in a different amount or form per share than the consideration provided to the holders of A Ordinary Shares in such transaction;

(iii)       entering into any agreement or amending any existing agreement or effecting any transaction or series of related transactions between the Company or any of its Subsidiaries, on the one hand, and any member of the Eros Founder Group from time to time, on the other hand, except for (A) awards of equity-based compensation approved by the Remuneration Committee and granted in the ordinary course of business to members of the Eros Founder Group who are also members of the Company’s senior management and (B) any agreements or arrangements existing on the date hereof, the material terms of which are publicly disclosed in the Eros Filed SEC Documents prior to the date hereof; or

(iv)       agreeing or otherwise committing (whether or not in writing) to take any of the foregoing.

(c)       From the date hereof until the Settlement Date, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any of the following actions:

(i)       each of the actions set forth in Section 4.3(a) (but, for avoidance of doubt, subject to the exceptions set forth therein);

(ii)       effect any election or removal of Directors by the holders of Shares; or

(iii)       effect any other action upon the approval of holders of Shares;

without, in each case, obtaining the consent thereto of holders of such number and class of CVRs that, together with the Shares actually voted (at a meeting or by resolution) with respect to such action and assuming all Merger Consideration CVR Shares were outstanding A Ordinary Shares and voted, would be required to approve such action pursuant to the Organizational Documents, Section 4.3(a) (if applicable) or other applicable Law.

(d)       Notwithstanding anything to the contrary in this Agreement, (i) at any time that this Section 4.3 remains in effect, any New Investor may relinquish the benefits of and right to enforce this Section 4.3 (in whole, but not in part) as to itself upon written notice to the Company and (ii) from and after any such relinquishment, this Section 4.3 shall constitute an agreement between the Company, the Eros Founder Group and the remaining New Investors that have not exercised their right to so relinquish this Section 4.3, and this Section 4.3 shall not constitute an agreement for the benefit of or enforceable by such relinquishing New Investor.

Article V

REGISTRATION RIGHTS

Section 5.1 Investors Registration Rights Agreement. The Company shall grant to each Investor the registration rights set forth in the Registration Rights Agreement attached as Exhibit A hereto (the “Investors Registration Rights Agreement”).

Article VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1 Indemnity and Liability.

(a)       The Company hereby indemnifies and agrees to exonerate and hold each of the Investors and each of their respective shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees, representatives, and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees, representatives, and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce the Company’s obligations hereunder, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and out-of-pocket costs and expenses or any other amounts in connection therewith, including without limitation all actual out-of-pocket attorneys’ fees and expenses (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to this Agreement or any claim, cause of action or suit against the Investor or any

Indemnitee solely by reason of the Investor’s status as such under this Agreement, except for any breach of this Agreement by such Investor or such Investor’s respective Indemnitee or any Indemnified Liabilities arising from or primarily related to such Indemnitee’s willful misconduct, fraud or gross negligence, or filings with the SEC describing its ownership in the Company, or in connection with any Public Offering where information provided by an Investor is the cause of any claim relating to that Public Offering. If and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable Law. For purposes of this Section 6.1, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be repaid by such Indemnitee to the Company.

(b)       Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim, suit, investigation or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party. An Indemnified Party shall have the right to employ one (1) separate counsel in each applicable jurisdiction at the expense of the Company and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding.

(c)       The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or regulation. The Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to any Indemnitee under this Agreement are primary and any obligation of any Investor (or any Affiliate thereof (other than the Company)) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessment and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitee are secondary), and if any Investor (or any Affiliate thereof other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement

(whether pursuant to contract, bylaws or charter or the equivalent governing document) with any Indemnitee, then (i) such Investor shall be fully subrogated to all rights of the Indemnitee with respect to such payment, and (ii) the Company shall reimburse such Investor (or such other Affiliate) for the payments actually made. The Company hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each of its Affiliates not to exercise), any claims or rights that the Company may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of the Company’s obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnitee against any Indemnitee, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right. Except as specifically provided otherwise in this Agreement, none of the Indemnitees will be liable to the Company or any of its Affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute willful misconduct, fraud or gross negligence.

Section 6.2 Access to Information and Personnel; Regulatory Examinations. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 6.2 constitute an agreement between the Company, on the one hand, and the Hony Investor and the Eros Founder Group, on the other hand, and shall not constitute an agreement to which any other Investor is bound.

(a)       For so long as the Hony Investor has the right to nominate Hony Nominees pursuant to Section 3.1(a), the Company will deliver, or will cause to be delivered, the following to the Hony Investor, and for so long as the Eros Founder Group is entitled to nominate at least one Director pursuant to Section 3.2(a), the Company will deliver, or will cause to be delivered, the following to the Eros Founder Group:

(i)       unaudited consolidated quarterly financial reports of the Company and its consolidated subsidiaries prepared in accordance with IFRS for the first three fiscal quarters of each year, which shall be provided no later than 45 days following the end of such fiscal quarter;

(ii)       audited consolidated annual financial reports of the Company and its consolidated subsidiaries prepared in accordance with IFRS, which shall be provided no later than the date upon which the Form 20-F for the Company is due for such fiscal year;

(iii)       the annual business plan (including operating budget and capital expenditure presented on a monthly basis); and

(iv)       such other information and data as the Hony Investor or the Eros Founder Group may reasonably request in connection with its ownership of Shares, including, but not limited to any information necessary to assist the Hony Investor or any member of the Eros Founder Group, as the case may be, in preparing its tax, regulatory or other similar filings or as otherwise required for administrative purposes.

(b)       The Company shall, and shall cause its Subsidiaries to, provide (in each case upon reasonable advance notice during normal business hours and under the supervision of appropriate Company personnel) the Hony Investor or the Eros Founder Group, as applicable, or any governmental authority having jurisdiction over the Hony Investor and its Affiliates, the Eros Founder Group and its Affiliates or the Company reasonable access to all books, records, policies and procedures, internal audit and compliance reports, and to officers, personnel, accountants and other representatives of the Company and its Subsidiaries and their respective businesses, whether located in the United States or outside the United States, including without limitation the right to audit any of such books, records, policies and procedures, and reports and to make copies therefrom. The Company shall provide, upon reasonable advance notice during normal business hours and under the supervision of appropriate Company personnel, the Hony Investor and Eros Founder Group with access to any materials viewed by any governmental authority if requested by the Hony Investor or the Eros Founder Group and if permitted by applicable Law.

Section 6.3 Confidentiality. Each Investor shall maintain the confidentiality of any confidential and proprietary information of the Company and its Subsidiaries (“Proprietary Information”) using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information, except (i) for any Proprietary Information which is publicly available (other than as a result of dissemination by such Investor, its Representatives or, in the case of the Liberty Investor, its Observer(s)) or a matter of public knowledge generally, (ii) if the release of such Proprietary Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, following delivery of prior written notice to the Company (to the extent permitted under applicable Law), or (iii) for Proprietary Information that was known to such Investor prior to its disclosure by the Company, or becomes known by such Investor, in each case on a non-confidential basis, without, to such Investor’s knowledge, breach of any third party’s confidentiality obligations. Each Investor further acknowledges and agrees that it shall not disclose any Proprietary Information to any Person, except that Proprietary Information may be disclosed:

(i)       to its and its Affiliates’ directors, officers, employees, stockholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in the normal course of the performance of their duties to the Investor or its Affiliates; provided that such recipient agrees to be bound by a confidentiality agreement consistent with the provisions hereunder or is otherwise bound under Law or contract to a duty of confidentiality to the Investor or its Affiliate;

(ii)       to any regulatory authority to which such Investor or any of its Affiliates is subject or with which it has regular dealings in connection with a general regulatory inquiry not specifically targeted at the Company; provided that to the extent legally permissible and practicable, such Investor gives prior notice of such disclosure to the Company, and provided, further, that such authority is advised of the confidential nature of such information;

(iii)       to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Company, its Affiliates or any of its Representatives have provided to such Investor relating to such tax treatment and tax structure); provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information; or

(iv)       if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Proprietary Information in connection with the assertion or defense of any claim by or against the Company or any Investor.

Section 6.4 U.S. Tax Matters.

(a)       Controlled Foreign Corporation. The Company shall, at the request of any Investor that is (or a direct or indirect owner of which is) a “United States shareholder” (as defined in Section 951(b) of the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”)) with respect to the Company and that is not classified as a partnership for United States federal income tax purposes, and at such Investor’s sole cost and expense, use commercially reasonable efforts to provide any information reasonably requested by such Investor that the Company has in its possession (or that is reasonably available from the Company’s tax advisors) that is reasonably necessary to enable such Investor to determine the Company’s status as a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) and, if such Investor reasonably determines that the Company is a CFC (and informs the Company of such determination and, upon request of the Company, provides such information to the Company that forms the basis of such determination), to enable such Investor to determine whether any portion of the Company’s income is “subpart F income” (as defined in Section 952 of the Code) or income described in Section 951A of the Code. For purposes of this paragraph (a), the term “Company” shall mean the Company and any of its Subsidiaries.

(b)       Passive Foreign Investment Company. The Company shall, at the request of any Investor that is (or a direct or indirect owner of which is) a United States person within the meaning of Section 7701(a)(30) of the Code and that has an Aggregate Investor Voting Percentage (giving effect to the CVRs) equal to at least 2%, use commercially reasonable efforts to provide any information reasonably requested by such Investor that the Company has in its possession (or that is reasonably available from the Company’s tax advisors) to enable such Investor or such Investor’s direct or indirect owners to determine the Company’s status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) and, if the Company is a PFIC during any taxable year and the Board so determines, to enable such Investor (or such Investor’s direct or indirect owners) to make a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or file a “Protective Statement” pursuant to Treasury Regulation Section 1.1295-3. If the Company provides such information to any such Investor, the Company shall provide such information to any other Investor that is (or a direct or indirect owner of which is) a United States person within the meaning of Section 7701(a)(30) of the Code and that requests such information (notwithstanding its Aggregate Investor Voting Percentage). Notwithstanding the foregoing, Investors shall cease to have any rights, and the Company shall cease to have any obligations, under this paragraph (b) on the third (3rd) anniversary of the Effective Time.

Section 6.5 Certain Other Matters.

(a)       Neither the Company nor any of its Subsidiaries shall enter into any contract, agreement, arrangement or understanding containing any provision or covenant that purports to, or could reasonably be expected to, limit in any respect the ability of any Investor or any of their respective Affiliates or portfolio companies to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business, (iii) compete with or obtain products or services from any Person or (iv) provide products or services to the Company or any of its Subsidiaries.

(b)       Notwithstanding anything in this Agreement (but subject to applicable Laws, including applicable securities Laws), none of the provisions of this Agreement, other than the confidentiality provisions contained herein, shall in any way limit any Affiliate or portfolio company of any Investor from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

(c)       The Company covenants and agrees that it shall not (and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption Law. The Company further represents that it shall (and shall cause each of its Subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption Law. The Company further represents that it shall (and shall cause each of its Subsidiaries and Affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption Law. Upon request, the Company agrees to provide to any Investor an annual certification concerning the Company’s compliance with applicable anti-corruption Laws. The Company shall, and shall cause any direct or indirect Subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect Subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable Laws.

Article VII

MISCELLANEOUS

Section 7.1 Freedom to Pursue Opportunities.

(a)       Without in any way limiting their obligations under Section 7.5, the parties expressly acknowledge and agree that: (i) each Investor, its Affiliates and its and their affiliated investment funds, and each Director, has the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or stockholder of any other Person, including those lines of business deemed to be competing with the Company or any of its Subsidiaries; (ii) none of the Company, any of its Subsidiaries or any of the Company’s shareholders shall have any rights in and to the business ventures of any Investor, its Affiliates and its and their affiliated investment funds, or any Director, or the income or profits derived therefrom; (iii) each Investor, its Affiliates and its and their affiliated investment funds, and each Director, may do business with any potential or actual customer or supplier of the Company or any of its Subsidiaries or may employ or otherwise engage any officer or employee of the Company or any of its Subsidiaries; and (iv) in the event that an Investor, it Affiliates and its and their affiliated investment funds, or any Director, acquires knowledge of a potential transaction or matter that may be an opportunity for the Company, any of its Subsidiaries, or any other shareholder of the Company, such Investor, Affiliate, affiliated investment fund or Director shall, to the fullest extent permitted by applicable Law, have no duty (fiduciary, contractual or otherwise) to communicate or present such opportunity to the Company, any of its Subsidiaries, or any such shareholder, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, any of its Subsidiaries, or any other shareholder of the Company (or their respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Investor, Affiliate, affiliated investment fund or Director directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company, any of its Subsidiaries, or any other shareholder of the Company; provided that the foregoing shall not apply to any Director with respect to any business opportunity first presented to such Director expressly in his or her capacity as such. For the avoidance of doubt, any actions taken, directly or indirectly, by any publicly traded Affiliate (or any of its officers, directors or employees) of an Investor shall not be deemed to be an action taken by such Investor.

(b)       Each Investor hereby, to the fullest extent permitted by applicable Law, acknowledges and agrees that, (i) in the event of any conflict of interest between the Company or any of its Subsidiaries, on the one hand, and such Investor or any of its Affiliates, on the other hand, such Investor or Affiliate may act in such Investor’s or Affiliate’s best interest and (ii) no Investor shall be obligated (A) to reveal to the Company or any of its Subsidiaries confidential information belonging to or relating to the business of such Investor, its Affiliates or its or their respective portfolio companies (or any Subsidiary thereof) or (B) to recommend or take any action in its capacity as an Investor that prefers the interest of the Company or any of its Subsidiaries over the interest of such Investor, its Affiliates or its or their respective portfolio companies (or any Subsidiary thereof).

Section 7.2 Entire Agreement. This Agreement, together with the Investors Registration Rights Agreement and all of the other exhibits, annexes and schedules hereto and thereto, constitute the entire understanding and agreement between or among the parties as to the matters covered herein and therein and supersede and replace any prior understanding, agreement or statement of intent between or among the parties as to the matters covered herein and therein. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including, without limitation, the Organizational Documents or comparable governing documents of any other company, this Agreement shall govern as between or among the parties hereto.

Section 7.3 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the Isle of Man applicable to contracts entered into and performed entirely within the Isle of Man.

(b)       Any claim, action, suit or proceeding (whether in contract or tort) seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be heard and determined in the courts of the Isle of Man, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(c)       Subject to applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable Law, each party agrees that service of process on such party as provided in Section 7.9 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity.

Section 7.4 Obligations; Remedies. The Company and the Investors shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including, without limitation, costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, and that the Company or any Investor may in its sole discretion apply to any court of Law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 7.5 Amendment and Waiver.

(a)       The terms and provisions of this Agreement may be modified or amended at any time and from time to time only by the written agreement of the Company and each Investor (or, with respect to any such terms and provisions to which only some Investors are parties, such Investors). No purported waiver of any term or provision of this Agreement shall be valid or effective unless set forth in an instrument in writing signed on behalf of the party against which such waiver is sought to be enforced. Any amendment, modification or waiver effected in accordance with the foregoing shall be effective and binding on the Company and the Investors (or, with respect to any such terms and provisions to which only some Investors are parties, such Investors).

(b)       Any failure by any party at any time to enforce any of the provisions of this Agreement, or single or partial enforcement of any rights, powers or remedies conferred by this Agreement, shall not be construed a waiver of such provision or any other provisions hereof, or preclude any other or further exercise thereof.

Section 7.6 Binding Effect; Assignment. The rights and obligations under this Agreement shall not be assignable without the prior written consent of the Investors, and any attempted assignment of rights or obligations in violation of this Section 7.6 shall be null and void.

Section 7.7 Termination. This Agreement shall terminate automatically (without any action by any party hereto) as to each Investor when such Investor ceases to hold any Shares or CVRs; provided, however, for the avoidance of doubt, that any rights particular to any one or more Investors, but not all Investors, contingent upon having at least a specified Aggregate Investor Voting Percentage or percentage of Effective Time Equity shall terminate as to such particular Investor or Investors when it or they, as applicable, cease to have such Aggregate Investor Voting Percentage or percentage of Effective Time Equity, respectively. In the event of any termination of this Agreement as provided in this Section 7.7, this Agreement (and all rights and obligations hereunder) shall forthwith become wholly void and of no further force or effect as to such Investor (except for Section 6.1, Section 6.3 and this Article VII) and there shall be no liability on the part of any parties hereto or their respective officers or directors with respect to such Investor. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

Section 7.8 Non-Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, by its acceptance of the benefits of this Agreement, the Company and each Investor covenants, agrees and acknowledges that no Person (other than the parties hereto) has any obligations hereunder, and that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Investor or of any Affiliate, portfolio company (or Subsidiary thereof) of any Investor or of any of its Affiliates, or any assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, portfolio companies (or Subsidiaries thereof) or assignees of the Investor or any former, current or future shareholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, portfolio company (or Subsidiary thereof), agent or assignee of any of the foregoing, as such for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 7.9 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon such delivery, (ii) if delivered by electronic mail, when confirmation of successful transmission is received or (iii) if sent by Federal Express or other nationally-recognized overnight courier, upon delivery or refusal of delivery, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Eros International Plc
First Names House

Victoria Road

Douglas

Isle of Man IM2 4DF

British Isles

Attention:	Mark Carbeck, Chief Corporate and Strategy Officer
Email:	mark.carbeck@erosintl.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

U.S.A.

Attention:	Kevin Masuda Peter Wardle
Email:	kmasuda@gibsondunn.com pwardle@gibsondunn.com

if to the Eros Founder Group, to:

3902 & 3903 Tower A

Business Central Tower

Dubai Internet City

Sheikh Zayed Road

Dubai, U.A.E.

Attention:	Kishore Lulla Rishika Lulla Singh
Email:	klulla@erosintl.com; rishika.lulla@erosnow.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

U.S.A.

Attention:	Kevin Masuda Peter Wardle
Email:	kmasuda@gibsondunn.com pwardle@gibsondunn.com

if to the Hony Investor, to:

Marco Alliance Limited and Great Mission International Limited

Suite 2701, One Exchange Square Central

Hong Kong

Attention:	Ms. ZhiFang Cui
Email:	cuizf@honycapital.com

with a copy (which shall not constitute written notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Beijing Representative Office

Unit 5201, Fortune Financial Center, 5 Dongsanhuan Zhonglu

Chaoyang District, Beijing 100020

China

Attention:	Greg Liu
Email:	gliu@paulweiss.com

if to the Liberty Investor, to:

161 Hammersmith Road

Hammersmith

London W6 8BS United Kingdom

Attention:	Simon Freer
Email:	sfreer@libertyglobal.com LegalUS@libertyglobal.com

if to any other party, to the contact information set forth below such party’s signature on its signature page hereto.

Section 7.10 Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, then, so long as no party is deprived of the benefits of this Agreement in any material respect, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 7.11 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereto.

Section 7.12 Contracts (Rights of Third Parties) Act 2001. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted assigns and successors, and, except as provided in Section 6.1 and Section 7.8, nothing herein, express or implied, is intended to or shall create any right enforceable by any person who is not a party to it under the Contracts (Rights of the Third Parties) Act 2001, but this Section 7.12 does not affect any right or remedy of a third party that exists or is available apart from that Act.

Section 7.13 Recapitalizations; Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to the Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

Section 7.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.14.

[The remainder of this page intentionally left blank]

[Signature pages to follow.]

SCHEDULE 1

•	[______]
•	[______]